AMENDMENT NO. 1 TO WARRANT

This Amendment No. 1 to Warrant (this “Amendment”) is made and entered into as of April 24, 2017 (the “Amendment Date”), by and among SAP Technologies, Inc., a Delaware corporation (the “Holder”), and Castlight Health, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company and the Holder are parties to that certain Warrant dated May 17, 2016 (the “Warrant”).

WHEREAS, the Company and the Holder desire to amend the Warrant.

NOW, THEREFORE, in consideration of the matters described in the recitals above and the mutual promises, covenants and undertakings contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

AMENDMENT

1. AMENDMENT TO INTRODUCTORY PARAGRAPH OF WARRANT. The introductory paragraph of the Warrant shall be deleted in its entirety and replaced with the following:

“Castlight Health, Inc., a Delaware corporation (the “Company”), hereby certifies that, for value received, SAP Technologies, Inc., a Delaware corporation or its successors (the “Holder”), is entitled to purchase from the Company up to a total of 1,905,063 shares of Class B common stock, par value $0.0001 per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price initially equal to $4.91 per share (as adjusted from time to time as provided in Section 8, the “Exercise Price”), at any time on or after the date the Company and the Holder enter into a Solution Extension Reseller Agreement (the “Initial Exercise Date”) and through and including the date that is four (4) years after the Initial Exercise Date (the “Expiration Date”), subject to the following terms and conditions. This Warrant (this “Warrant”) is issued pursuant to that certain Securities Purchase Agreement, dated as of May 16, 2016, by and between the Company and the Holder (the “Purchase Agreement”).” As used in this Warrant, “Solution Extension Reseller Agreement” means a global reseller agreement through the SAP Solution Extension program, whereby the Holder or any of its affiliates resell a mutually agreed upon Company product.

2. AMENDMENT TO THE LAST SENTENCE OF SECTION 3(a) OF WARRANT. The last sentence of Section 3(a) of the Warrant shall be deleted in its entirety and replaced with the following:

“If the Initial Exercise Date shall not have occurred on or prior to the date that is eighteen (18) months after the Closing Date, then this Warrant shall become void and of no value.”

3. NO OTHER AMENDMENTS. Except as expressly set forth above, all of the terms and conditions of the Warrant remain in full force and effect.

4. COUNTERPARTS; FASCIMILE. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment may be executed and delivered by facsimile, or by email in portable document format (.pdf) and delivery of the signature page by such method will be deemed to have the same effect as if the original signature had been delivered to the other parties.

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IN WITNESS WHEREOF, each of the Company and the Holder has caused this Amendment No. 1 to Warrant to be executed by its duly authorized representative, each as of the Amendment Date.

CASTLIGHT HEALTH, INC.	SAP TECHNOLOGIES, INC.

/s/ Siobhan Nolan Mangini	/s/ Brad C. Brubaker

By: Siobhan Nolan Mangini	By: Brad C. Brubaker

Its: CFO	Its: Corporate Secretary